Exhibit 99.1
News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Announces Retirement
of Meredith from Board of Directors

DALLAS (February 9, 2017)—Atmos Energy Corporation announced today that Dr. Thomas C. Meredith has retired from the company’s board of directors, effective after the company’s annual meeting of shareholders held on February 8, 2017.

Dr. Meredith joined the board of directors in 1995 and has served as chairman of its Work Session/Annual Meeting Committee since 2010. He has also served as a member of the Audit, Executive, Human Resources and Nominating and Corporate Governance Committees during his tenure on the board. The board has benefited greatly from Dr. Meredith’s professional background as well as his leadership experience through his roles as an administrative and financial consultant to university boards and presidents, Commissioner of the Mississippi Institutions of Higher Learning, Chancellor of the University System of Georgia, Chancellor of the University of Alabama System, and President of Western Kentucky University.

“Tom Meredith has been a dedicated member of our board and has provided tremendous leadership, invaluable counsel and steady guidance for over 20 years during periods of significant change for our company,” said Bob Best, chairman of the board of Atmos Energy.

“Dr. Meredith has invested considerable time, effort and energy in helping us achieve a clear vision and strategic direction for the growth of our company,” Best said. “We are sincerely grateful to him and appreciate his many contributions as well as his friendship and support. We wish him all the best.”

About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.
###